                 [VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]





                                                    November 25, 2002



EquiTrust Money Market Fund, Inc.
5400 University Avenue
West Des Moines, Iowa  50266-5997

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by EquiTrust Money Market Fund, Inc., a Maryland Corporation (the "Fund"), in connection with the public offering from time to time of any or all of those 500 million authorized shares of common stock, par value $.001 per share ("Shares").

         We are counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Articles of Incorporation filed November 5, 1980, as amended by the Articles of Amendment filed February 24, 1981, Articles of Restatement filed February 24, 1981, and the Articles of Amendment filed May 1, 1998 (the "Articles"), and the Fund's Bylaws adopted November 6, 1980, as amended August 13, 1986, August 12, 1987, and August 15, 1996, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents; and that the resolutions adopted by the Board of Directors of the Fund on November 6, 1980, January 11, 1981, August 15, 1996 and January 11, 1998 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing corporation under the laws of the State of Maryland and is authorized to issue the Shares; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Articles and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, assuming that the Fund continues to validly exist as provided in (a) above and assuming that the number of Shares issued by the Fund does not

VEDDERPRICE

EquiTrust Money Market Fund, Inc.
November 25, 2002
Page 2

exceed the number of Shares authorized, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                      Very truly yours,

                                      /s/ Vedder, Price, Kaufman & Kammholz

                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ

JAA/sfs
cc:   Cathy G. O'Kelly